JOINT FILER INFORMATION

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER: The Wet Seal, Inc.

DATE OF EVENT REQUIRING STATEMENT: September 18, 2008

SIGNATURE:




/s/ Michael Zimmerman
-----------------------------
    Michael Zimmerman